EXHIBIT 99.1

CONTACT:	Stockholder Relations 214/ 874-2354	FOR IMMEDIATE RELEASE
CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES FOURTH QUARTER 2008 EARNINGS
Fourth Quarter Highlights
•	Earnings totaled $24.3 million or $0.32 per diluted common share
•	Book value per common share ended the year at $9.14
•	Reduced portfolio of primarily agency-guaranteed residential ARM securities by over $400 million to $7.50 billion
•	Reduced portfolio leverage to 7.85 times long-term investment capital
•	Yields on interest-earning assets declined 10 basis points to 4.88% while borrowing rates on interest-bearing liabilities rose 37 basis points to 3.71%
•	After spiking early in the quarter, borrowing rates declined considerably late in the quarter and into 2009
     DALLAS — January 29, 2009 — Capstead Mortgage Corporation (NYSE: CMO) today reported net income of $24,302,000 for the quarter ended December 31, 2008 compared to $34,746,000 for the third quarter of 2008. After considering preferred share dividends, the Company earned $0.32 per diluted common share for the fourth quarter of 2008 compared to $0.52 for the third quarter of 2008. The Company declared and paid a fourth quarter dividend of $0.36 per common share.
Fourth Quarter Earnings and Related Discussion
     Capstead’s fourth quarter 2008 earnings were lower than earnings for the third quarter of 2008 due primarily to lower net interest margins on the Company’s interest-earning assets. These assets consist principally of a core portfolio of residential adjustable-rate mortgage, or ARM, securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. The decline in net interest margins is primarily attributable to higher borrowing rates, particularly on 30- to 90-day borrowings under repurchase agreements committed to when short-term interest rates were at elevated levels in late September and early October. With the potential for more serious disruptions in the credit markets, early in the fourth quarter the Company extended maturities on a sizable portion of its borrowings beyond 30 days, but at higher interest rates than are currently available. Today, most of these borrowings have matured and have been replaced at lower rates.
     Yields on total interest-earning assets (including overnight investments and collateral deposits on interest rate swap agreements) averaged 4.88% during the fourth quarter of 2008, a decline of 10 basis points from the 4.98% earned during the third quarter 2008. Mortgage prepayments remained at favorable levels, with portfolio runoff totaling $309 million during the fourth quarter representing an annualized runoff rate of 15%, compared to portfolio runoff totaling $411 million representing an annualized runoff rate of 19% during the third quarter of 2008. Recent historically low prepayment levels reflect the pronounced contraction seen in residential mortgage lending, largely because of national trends toward declining home values and more stringent mortgage loan underwriting standards. Yields on ARM securities fluctuate with changes in mortgage prepayments and adjust over time to more current interest rates as coupon interest rates on the underlying mortgage loans reset. Interest rates on all interest-bearing liabilities (including the Company’s unsecured borrowings) averaged 3.71% during the fourth quarter of 2008 compared to 3.34% during the third quarter of 2008.
     During the fourth quarter the Company temporarily curtailed its usual practice of replacing portfolio runoff and did not deploy $47 million in new common equity capital raised during the period in order to reduce its portfolio leverage. Additionally, the Company sold $113 million in principal amount of agency-guaranteed ARM securities during the fourth quarter for a modest loss of $76,000. As a result, portfolio leverage (borrowings under repurchase arrangements divided by long-term investment capital, which includes stockholders’ equity as well as unsecured borrowings, net of related investments in statutory trusts) declined to 7.85 to one at the end of the quarter with a total mortgage securities and similar investments portfolio of $7.50 billion, supported by long-term investment capital of $860 million and related borrowings totaling $6.75 billion.
     Borrowings under repurchase arrangements at year-end consisted of $5.62 billion of repurchase arrangements with original maturities of 30 to 90 days at an average rate of 2.61% and $1.13 billion of longer-term repurchase arrangements entered into in 2007 with an average rate of 5.05% that mature over the next 8 months. At year-end, the Company had borrowings with 18 repurchase agreement counterparties. Under the terms of interest rate swap agreements with large commercial bank counterparties, the Company pays fixed rates of interest averaging 3.44% on notional amounts totaling $1.90 billion with an average maturity of 13 months as of December 31, 2008. Variable payments based on one- and three-month London Interbank Offer Rate (LIBOR) received by the Company under these agreements tend to offset interest owed on a like amount of the Company’s 30-day borrowings. Subsequent to year-end, the Company entered into an additional $400 million notional amount of interest rate swap agreements under which the Company pays an average fixed-rate of 1.37% for two years.
Fourth Quarter Common Equity Issuances
     During the fourth quarter of 2008 Capstead raised $47 million in new common equity capital, after underwriting discounts and offering expenses, by issuing 4.8 million common shares at an average price of $9.96 per share ($9.85 per share, net of expenses), under the Company’s continuous offering program. For all of 2008 the Company raised a total of $281 million of new common equity capital by issuing 22.0 million common shares at an average price of $13.19 per share ($12.76 per share, net of expenses). The Company may raise more capital in future periods, subject to market conditions and blackout periods associated with the dissemination of earnings and dividend announcements and other important company-specific news.

Book Value per Common Share
     Nearly all of the Company’s mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and are therefore included in the calculation of book value per common share. The fair value of these positions is impacted by credit market conditions, including changes in interest rates, and the availability of financing at reasonable rates and leverage levels. The Company’s investment strategy attempts to mitigate these risks by focusing almost exclusively on investments in agency-guaranteed residential mortgage securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans that have interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of Capstead’s portfolio is considerably less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to portfolios that contain a significant amount of non-agency and/or fixed-rate mortgage securities of any type, which generally results in a more stable book value per common share.
     As of December 31, 2008, Capstead’s book value per common share was $9.14, a decline of $0.88 from September 30, 2008 and of $0.11 from December 31, 2007. The following table progresses book value per common share during 2008:

	Quarter Ended	Year Ended
	December 31	December 31

Book value per common share, beginning of period	$10.02	$9.25
Accretion (dilution) attributed to capital transactions	(0.03)	1.20
Dividend distributions in excess of earnings	(0.06)	(0.13)
Accumulated other comprehensive income items:
Change in value of mortgage securities	(0.12)	(0.46)
Change in value of interest rate swap agreements held as cash flow hedges	(0.66)	(0.70)
Termination of cash flow hedge	(0.01)	(0.02)

Book value per common share, end of period	$9.14	$9.14

     Beginning late in the third quarter when global credit market conditions abruptly worsened, yields on agency-guaranteed mortgage securities began widening relative to benchmark interest rate swap yields resulting in significant declines in the fair value of Capstead’s mortgage investments. This trend of wider spreads continued through much of the fourth quarter before beginning to reverse in mid-December, which allowed for a recovery of much of the decline in fair value on the Company’s mortgage investments experienced during this period. Subsequent to year-end, spreads on mortgage assets have continued to tighten, further improving portfolio valuations. With the decline in market interest rates into 2009, interest rate swap yields declined considerably resulting in declines in the fair value of the Company’s swap positions.
Management Remarks
     Commenting on current results and market conditions, Andrew F. Jacobs, President and Chief Executive Officer said, “The last 18 months have been one of the most difficult operating environments ever seen for financial-related companies. Given the extent of the most recent deterioration to the global credit markets that began in September, we are pleased with the overall performance of our investment portfolio and our fourth quarter operating results. With credit spreads increasing to historically high levels early in the quarter, Capstead took a defensive posture by focusing efforts on securing financing over what could have been a very difficult year-end and lowering our portfolio leverage to under eight times our long-term investment capital in order to provide the financial flexibility to manage our business through uncertain credit markets. While our efforts were successful, the cost of extending maturities over year-end resulted in higher borrowing rates for the fourth quarter, which contributed to a temporary decline in our financing spreads.
     “Market conditions began improving late in the fourth quarter as world central banks continued their coordinated efforts to inject liquidity into the global credit markets. More recently, the Federal Reserve and the U.S. Treasury have targeted the purchase of $600 billion in agency debt and mortgage-backed securities in hopes to more directly influence a reduction in overall mortgage interest rates. While these efforts have not resolved global credit market concerns, they have demonstrated the resolve of the world central banks to provide the necessary liquidity to address the issue, which has contributed to greater demand and higher prices for agency-guaranteed mortgage securities and has improved availability of financing for securities with minimal credit risk, such as agency-guaranteed mortgage securities.
     “We begin 2009 with a target Federal Funds rate between zero and 25 basis points and market expectations for rates by the end of 2009 are only slightly higher. With these historically low rates, the Company’s financing spreads are expanding rapidly as borrowing rates decline to reflect the lower interest rate environment. While the overall economy is likely to remain stressed for most, if not all, of 2009, Capstead should continue to perform well and common dividends should remain attractive throughout 2009.
     “We remain confident that our core investment strategy of conservatively managing a leveraged portfolio of agency-guaranteed residential ARM securities can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates.”
Earnings Conference Call Details
     An earnings conference call and live webcast will be hosted Friday, January 30, 2009 at 11:00 a.m. ET. The conference call may be accessed by dialing toll free (877) 407-0778 in the U.S. and Canada or (201) 689-8565 for international callers. A live audio webcast of the conference call can be accessed in the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days. Prior to the call a related presentation will be filed with the Securities and Exchange Commission and posted to the Company’s website. A replay of the call will be available through February 13, 2009 by dialing toll free (877) 660-6853 in the U.S. and Canada or (201) 612-7415 for international callers and entering account number 286 and conference ID 308577.
Annual Meeting Record Date
     The record date for determining stockholders entitled to notice of and vote at Capstead’s April 30, 2009 annual meeting of stockholders is the close of business on February 18, 2009. The Company’s proxy statement and annual report will be mailed to stockholders on or about March 20, 2009.

Scheduled 2009 Common Share Dividend Dates

Quarter	Declaration Date	Record Date	Payable Date

First	March 12	March 31	April 20
Second	June 11	June 30	July 20
Third	September 10	September 30	October 20
Fourth	December 10	December 31	January 20, 2010
About Capstead
     Capstead Mortgage Corporation, formed in 1985 and based in Dallas, Texas, is a self-managed real estate investment trust for federal income tax purposes. Capstead’s core strategy is managing a leveraged portfolio of residential mortgage pass-through securities consisting almost exclusively of residential ARM securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Agency-guaranteed residential mortgage securities carry an implied AAA credit rating with limited, if any, credit risk that has been enhanced by the conservatorship of Fannie Mae and Freddie Mac by the federal government.
Forward-looking Statements
     This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and other factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, the availability of financing at reasonable levels and terms to support investing on a leveraged basis, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of differing levels of leverage employed, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance under operating and/or development plans, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31, 2008	December 31, 2007
	(unaudited)
Assets
Mortgage securities and similar investments ($7.3 billion pledged under repurchase arrangements)	$7,499,530	$7,108,719
Collateral deposits on interest rate swap agreements	53,676	1,800
Cash and cash equivalents	96,839	6,653
Receivables and other assets	76,200	88,637
Investments in unconsolidated affiliates	3,117	3,117

	$7,729,362	$7,208,926

Liabilities
Repurchase arrangements and similar borrowings	$6,751,500	$6,500,362
Unsecured borrowings	103,095	103,095
Interest rate swap agreements at fair value	46,679	2,384
Common stock dividend payable	22,728	9,786
Accounts payable and accrued expenses	44,910	32,382

	6,968,912	6,648,009

Stockholders’ equity
Preferred stock — $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 197 and 202 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively ($3,232 aggregate liquidation preference)	2,755	2,828
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at December 31, 2008 and December 31, 2007 ($180,025 aggregate liquidation preference)	176,705	176,705
Common stock — $0.01 par value; 250,000 shares authorized:
63,135 and 40,819 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	631	408
Paid-in capital	975,893	702,170
Accumulated deficit	(358,155)	(358,155)
Accumulated other comprehensive income (loss)	(37,379)	36,961

	760,450	560,917

	$7,729,362	$7,208,926

Long-term investment capital (Stockholders’ equity and Unsecured borrowings, net of related investments in statutory trusts) (unaudited)	$860,428	$660,895

Book value per common share (calculated assuming liquidation preferences for the Series A and B preferred) (unaudited)	$9.14	$9.25

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended		Year Ended
	December 31		December 31
	2008	2007	2008	2007

Interest income:
Mortgage securities and similar investments	$95,397	$87,812	$398,285	$310,698
Other	272	632	2,204	945

	95,669	88,444	400,489	311,643

Interest expense:
Repurchase arrangements and similar borrowings	(65,349)	(69,727)	(249,706)	(266,901)
Unsecured borrowings	(2,187)	(2,187)	(8,747)	(8,747)

	(67,536)	(71,914)	(258,453)	(275,648)

	28,133	16,530	142,036	35,995

Other revenue (expense):
Gain (loss) from portfolio restructuring	(76)	593	(1,484)	(7,683)
Other revenue (expense)	(48)	220	(109)	1,289
Incentive compensation	(1,180)	—	(6,000)	—
Other operating expense	(2,592)	(1,780)	(8,779)	(6,671)

	(3,896)	(967)	(16,372)	(13,065)

Income before equity in earnings of unconsolidated affiliates	24,237	15,563	125,664	22,930

Equity in earnings of unconsolidated affiliates	65	297	259	1,783

Net income	$24,302	$15,860	$125,923	$24,713

Net income available to common stockholders:
Net income	$24,302	$15,860	$125,923	$24,713
Less cash dividends paid on preferred stock	(5,062)	(5,064)	(20,251)	(20,256)

	$19,240	$10,796	$105,672	$4,457

Net income per common share:
Basic	$0.32	$0.31	$1.96	$0.19
Diluted	0.32	0.31	1.94	0.19

Weighted average common shares outstanding:
Basic	60,013	34,612	54,007	22,947
Diluted	60,467	35,275	54,597	23,194

Cash dividends declared per share:
Common	$0.360	$0.360	$2.020	$0.340
Series A Preferred	0.400	0.400	1.600	1.600
Series B Preferred	0.315	0.315	1.260	1.260

CAPSTEAD MORTGAGE CORPORATION
MARKET VALUE ANALYSIS
(in thousands, unaudited)

	December 31, 2008					December 31, 2007
	Principal		Basis/Notional	Market	Unrealized Gains	Unrealized Gains
	Balance	Premiums	Amount	Value	(Losses)	(Losses)

Mortgage securities held available- for-sale: (a) (b)
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$227	$1	$228	$247	$19	$23
Current-reset ARMs	4,073,530	47,006	4,120,536	4,091,249	(29,287)	10,515
Longer-to-reset ARMs	2,854,855	43,936	2,898,791	2,937,753	38,962	25,142
Ginnie Mae:
Current-reset ARMs	394,909	2,056	396,965	397,443	478	3,732

	$7,323,521	$92,999	$7,416,520	$7,426,692	$10,172	$39,412

Interest rate swap positions supporting investments in longer-to-reset ARM securities (c)			$1,900,000	$(46,679)	$(46,318)	$(2,505)

Longer-term borrowings supporting investments in longer-to-reset ARM securities (d)			$1,127,420	$1,142,865	$(15,445)	$(18,029)

(a)	Unrealized gains and losses on mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Mortgage securities classified as held-to-maturity with a cost basis of $14.4 million and investments in unsecuritized loans with a cost basis of $58.4 million are not subject to mark-to-market accounting and therefore have been excluded from this analysis.

(b)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (18 months or less for “current-reset” ARM securities, and greater than 18 months for “longer-to-reset” ARM securities). As of December 31, 2008 average months-to-roll for current-reset and longer-to-reset ARM securities were five months and 35 months, respectively. Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.

(c)	During the fourth quarter of 2007, the Company began using two-year term, one- and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements in lieu of longer-term committed borrowings to effectively lock in financing spreads on investments in longer-to-reset ARM securities. Swap positions are carried on the balance sheet at fair value with related unrealized gains or losses arising while designated as cash flow hedges for accounting purposes reflected as a component of Accumulated other comprehensive income in Stockholders’ equity. At December 31, 2008 these swap positions had an average maturity of 13 months and an average fixed-rate of 3.44%.

In March 2008 a $100 million notional amount swap agreement also designated as a cash flow hedge was terminated for a realized loss of $2.3 million, which is being amortized to earnings over the remaining 12-month term of the derivative. At December 31, 2008 the amortized amount included in Accumulated other comprehensive income (loss) for this and certain other terminated hedge relationships totaled $1.2 million.

(d)	Unrealized gains or losses on the Company’s liabilities, such as its longer-term committed borrowings supporting a portion of the Company’s investments in longer-to-reset ARM securities, are carried on the balance sheet at amortized cost. At December 31, 2008 these borrowings, which mature over the next eight months, including $395.3 million during the first quarter of 2009, had an average maturity of five months and carried an average interest rate of 5.05%.

CAPSTEAD MORTGAGE CORPORATION
MORTGAGE SECURITIES AND SIMILAR INVESTMENTS
YIELD/COST ANALYSIS
(dollars in thousands)
(unaudited)

	4th Quarter 2008 Average(a)			As of December 31, 2008
				Premiums
	Basis	Yield/Cost	Runoff	(Discounts)	Basis(a)

Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$10,493	6.56%	25%	$31	$10,022
ARMs	7,268,674	4.90	15	90,942	7,019,327
Ginnie Mae ARMs	405,376	4.81	15	2,056	396,965

	7,684,543	4.90	15	93,029	7,426,314

Unsecuritized residential mortgage loans:
Fixed-rate	5,944	7.09	9	(8)	5,872
ARMs	9,196	5.90	5	79	9,132

	15,140	6.36	7	71	15,004
Commercial loans	43,370	8.48	—	—	43,444
Collateral for structured financings	4,590	7.79	16	73	4,596

	7,747,643	4.92	15	93,173	7,489,358
Other interest-earning assets(b)	85,930	1.26		—	150,515

	7,833,573	4.88		$93,173	7,639,873

Secured borrowings based on:
30-day to 90-day interest rates	5,655,431	3.31			5,619,484
Greater than 90-day interest rates	1,357,963	5.01			1,127,420
Structured financings	4,590	7.79			4,596

	7,017,984	3.64			6,751,500
Unsecured borrowings(c)	103,095	8.49			103,095

	7,121,079	3.71			6,854,595

Capital employed/total financing spread	$712,494	1.17			$785,278

Net yield on interest-earning assets		1.43

(a)	Basis represents the Company’s investment before unrealized gains and losses. Asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.

(b)	Other interest-earning assets consist of overnight investments and collateral deposits on interest rate swap agreements.

(c)	Unsecured borrowings consist of 30-year junior subordinated notes issued in 2005 and 2006 by Capstead to statutory trusts formed to issue $3.1 million of the trusts’ common securities to Capstead and to privately place $100.0 million of preferred securities to unrelated third party investors. Capstead reflects its investment in the trusts as unconsolidated affiliates and considers the unsecured borrowings, net of these affiliates, a component of its long-term investment capital.